UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) April 26, 2006
DOUGLAS LAKE MINERALS INC. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)	000-50907 (Commission File Number)	98-0430222 (IRS Employer Identification No.)

Suite 808 - 27 Alexander Street, Vancouver, British Columbia, Canada V6A 1B2
Telephone No.: (604) 230-4930
(Address and telephone number of Registrant's principal
executive offices and principal place of business)

Suite 500 - 602 West Hastings, Vancouver, British Columbia, Canada V6B 1B2 (Former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 to Douglas Lake Minerals Inc.'s Current Report on Form 8-K for the date of earliest reported on April 26, 2006, is being filed to amend "Legal Proceedings" of Item 2.01(f) Description of Shell Company to update the Company's offer of rescission to Pennsylvania resident investors and the Company's decision not to offer rescission to California resident investors.

Besides the said disclosures, no other changes have been made to the Form 8-K for the date of earliest reported on April 26, 2006.

Item 2.01 Completion of Acquisition or Disposition of Assets.

(f) Description of Shell Company

Legal Proceedings

Alleged Violations of Securities Law

On January 23, 2006, the Pennsylvania Securities Commission ("PSC") issued an inquiry letter to the Company. The inquiry alleged that the Company offered and sold securities to investors without being in compliance with Regulation D and without registration. The PSC notified us that an acceptable course of action was for us to offer the Pennsylvania state residents an opportunity to rescind their investment with us.

On May 4, 2006, the Company sent by courier a rescission offer to two Pennsylvania resident investors who bought shares from the Company in April 2005. The Pennsylvania state statutes give the investor the right to require the Company to repurchase the shares bought at a price of $0.30 per share plus interest at the statutory rate calculated from the date of payment.

The common stock of the Company is traded on the NASD OTC Bulletin Board under the symbol DLKM. The Company common stock closed at $2.50 on May 1, 2006.

Acceptance of the rescission offer must be mailed to the Company within thirty (30) days from receipt of the rescission offer. Acceptance of the rescission offer is not valid unless the shareholder returns the stock certificates to the Company within 45 days of receipt of the rescission offer. If a valid acceptance of the rescission offer is not made within these time periods, any statutory right to require the Company to redeem the shares pursuant to these state statutes will expire.

The Company's only other US investors of the subject private placement were residents of California. The Company does not plan to make a similar rescission offer to the California investors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
DOUGLAS LAKE MINERALS INC.
Date: May 10, 2006	By: /s/ Antonia Bold-de-Haughton Antonia Bold-de-Haughton, Chief Financial Officer & Director